Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 18, 2016 (May 2, 2016 as to Note 16, and as to the effects of the common stock split discussed in Note 17), relating to the financial statements and financial statement schedule of SiteOne Landscape Supply, Inc. and its subsidiaries (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph that describes that the Predecessor Company financial statements have been prepared from the separate records maintained by the Company and Deere & Company, as discussed in Note 1 to the financial statements) appearing in the Registration Statement on Form S-1 (No. 333-206444).

/s/ Deloitte & Touche LLP
Detroit, Michigan

May 17, 2016